February 13, 2014

Mr. Keith J. Houghton
6932 Dallas Road
Roanoke, VA 24019

Dear Keith,

On behalf of everyone at HomeTrust Bank I want to thank you for taking time to consider the opportunity to join our team. We enjoyed meeting with you and are impressed with the expertise and leadership you will bring to our organization. I hope that over the time you have spent with us, you were able to see the great opportunity HomeTrust Bank has to make the future as exciting as the rich history behind us. We believe you will be an important part of our future and would like to extend you the following opportunity to join our executive management team.

1.Title: Senior Vice President/Chief Credit Officer

2.Base Salary: $180,000 per year

Performance evaluations are completed after the end of the fiscal year. Base salary will be reviewed in August, 2014 in relation to attainment of goals and base salary adjustment are made effective October 1st of each year.

3.Strategic Operating Committee (SOC) Incentive Plan:

You will be eligible to participant in the Strategic Operating Committee Incentive Plan. Your target incentive under the Plan is 30% of your regular base compensation. Payments under the Plan are dependent upon performance goals. The Program uses a balanced scorecard with performance measures weighted between Corporate and Team/Individual goals. Payments, if any, are made at the end of each fiscal year (June 30th) once the audited

Keith Houghton Offer Letter

financial statements are completed. Any payments made under the Plan will be paid by September 15th of the following fiscal year.

For the fiscal year ended June 30, 2014, you will be eligible for a prorated incentive based upon your date of hire.

4.Stock Based Incentive Plans:

You will be granted 10,000 stock options on your hire date. These options will vest over a five-year period and the price of the options will be based upon the market value at the close of business on your first active date of employment. Options granted under our 2013 Omnibus Incentive Plan have a ten-year term to exercise, provided you remain an active employee. Additionally, you will be eligible to participate in any future stock grants that may be approved by our Board of Directors.

5.Deferred Compensation Plan and Executive Medical Care Plan Participation:

You will become a participant in the Deferred Compensation Plan. You will initially have up to $250,000 of deferral rights allocated. The earnings rate in the plan is tied to the taxable equivalent yield of the Bank’s earning assets and changes monthly. Over the past year, the earnings rate has averaged between 3.5 to 4%.

You will also become a participant in the Executive Medical Care Plan. This plan allows you to defer monies that may be used to purchase Long Term Care Insurance or to pay Health Insurance Premiums for you and your spouse upon retirement.

6.Relocation Assistance:

Temporary interim housing will be available. We will provide a furnished apartment for up to six months to assist you in your transition from Roanoke to Asheville. We will also pay for your normal and customary moving expenses. This is provided by our relocation assistance service and includes packing, transport, and delivery of normal and customary household goods.

A separate Relocation Repayment Agreement will be executed to cover costs and relocation payment paid by the bank should you resign or employment be terminated within the first 24 months of your employment. Please refer to the Relocation Repayment Agreement for specifics.

7.Paid Time Off:

Our vacation/sick leave plan is called “Paid Time Off”. Senior Vice Presidents receive 30 PTO Days per year. Any unused days, may be carried over to the next calendar year up to a maximum of 5 days. Once you reach a carry-over balance of 5 days, you will be unable to

Keith Houghton Offer Letter

carry over any additional time until you have less than 5 days. PTO for the calendar year 2014 will be prorated based upon your date of hire. You are also eligible for holiday pay as of your date of employment. We observe 10 federal holidays each calendar year.

8. 401k Plan and ESOP:

Our HomeTrust Bank 401(k) Plan allows employees to begin participating at the first quarterly enrollment date after hire. The bank matching contribution also begins at this time. Currently, the bank matches 401(k) contributions dollar for dollar up to 6% of compensation.

You will also be eligible to participate in the HomeTrust Bancshares, Inc. ESOP Plan following one year of service. Contributions to this Plan are 100% paid by the Bank.

9.Health, Dental, Vision and other insurance benefit options:

You will receive enrollment information for our full benefit package during your new employee orientation. This includes health, dental, vision, life, and disability insurance and other supplemental insurance options. The bank pays the full premium for employee health insurance and life insurance and half the premium for employee dental and vision insurance. Dependent coverage and “buy-up” options are available at-cost.
As a senior executive, you will be included in a special Long Term Disability insurance option that makes long-term disability benefits tax-free. It requires that you pay the premium and at year-end, we bonus you back a “gross up” amount to cover your expenses in full.

10.Start date:

We anticipate a start date of March 3, 2014.

Keith, as we discussed, this opportunity with HomeTrust Bank is unique in the financial services industry due to our ability to make long-term commitments to focus on our customers, care about our employees, invest in our communities, and build the best community bank in the business. We have the capital to carry us through cycles and support growth, and are assembling a management team capable of executing unique strategies to capitalize on opportunities provided by a volatile business environment. We are truly only limited by the quality of the team we build! We believe our key leaders should participate in the value they build for HomeTrust Bank over their long-term careers and we are uniquely positioned to be here to allow you to maximize this opportunity.
Keith, we look forward to having you here in WNC and to working with you as together we make HomeTrust Bank the premier community bank in the markets that we serve.

Keith Houghton Offer Letter

Sincerely,

/s/ Dana L. Stonestreet
Dana L. Stonestreet
Chairman/President/CEO

Your employment with HomeTrust Bank is at-will and either party can terminate the relationship at any time with or without cause or notice. This letter represents the entire agreement between you and HomeTrust Bank and no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon HomeTrust Bank.

If accepted, please sign, date and return by fax, e-mail or postal service no later than 5:00 pm on Tuesday, February 18, 2014.

/s/ Keith J. Houghton
Keith J. Houghton